EXHIBIT 99.1

Press Release
Fidelity National Information Services , Inc. Completes Spin-off of
Lender Processing Services, Inc.
JACKSONVILLE, Fla. — (July 2, 2008) — Fidelity National Information Services, Inc. (NYSE: FIS) today announced that it has completed the spin-off of Lender Processing Services, Inc. (NYSE: LPS).
On July 2, 2008, FIS shareholders of record as of June 24, 2008 were issued one share of LPS common stock for every two shares of FIS stock owned. Shareholders will receive a cash payment in lieu of fractional shares. As a result of the distribution, LPS is now a fully independent, publicly-traded company on the New York Stock Exchange trading under the symbol “LPS”.
About Fidelity National Information Services
Fidelity National Information Services, Inc. (NYSE: FIS), a Fortune 500 company, is a leading provider of core processing for financial institutions, card issuer and transaction processing services and outsourcing services to financial institutions and retailers worldwide. FIS has processing and technology relationships with 35 of the top 50 global banks, including nine of the top 10. FIS is a member of Standard and Poor’s (S&P) 500® Index and has been ranked the number one overall financial technology provider in the world by American Banker and the research firm Financial Insights in the annual FinTech 100 rankings. Headquartered in Jacksonville, Fla., FIS maintains a strong global presence, serving more than 13,000 financial institutions in more than 80 countries worldwide. For more information on Fidelity National Information Services, please visit www.fidelityinfoservices.com.

About Lender Processing Services
Lender Processing Services, Inc. (LPS) is a leading provider of integrated technology and services to the mortgage industry. LPS offers solutions that span the mortgage continuum, including lead generation, origination, servicing, portfolio retention and default, augmented by the company’s award- winning customer support and professional services. Approximately 50 percent of all U.S. mortgages are serviced using LPS’ Mortgage Servicing Package (MSP). In fact, many of the nation’s top servicers rely on MSP, including seven of the top 10 and 16 of the top 20. LPS also offers proprietary mortgage and real estate data and analytics for the mortgage and capital markets industries.
SOURCE: Fidelity National Information Services, Inc.
CONTACT: Mary Waggoner, Senior Vice President, Investor Relations, Fidelity National Information Services, Inc., 904-854-3282, mary.waggoner@fnis.com.
Parag Bhansali, Senior Vice President, Investor Relations and Strategic Planning, Lender Processing Services, Inc., 904-854-8640.
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